Exhibit (10(i)81)
THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

                         TERM COAL PURCHASE AGREEMENT


                                    BETWEEN


                   CENTRAL HUDSON GAS & ELECTRIC CORPORATION


                                      AND


                                 GLENCORE LTD.























                                      CENTRAL HUDSON CONTRACT #__________

                               TABLE OF CONTENTS



Article                                                                 Page

      I.    TERM OF AGREEMENT                                           2
     II.    DELIVERIES                                                  2
    III.    SPECIFICATIONS & QUALITY & WEIGHT                           7
     IV.    PAYMENT                                                     9
      V.    ADJUSTMENT IN PRICE FOR QUALITY                            10
     VI.    SAMPLING AND ANALYSIS                                      12
    VII.    CHANGES IN LAW                                             14
   VIII.    OTHER GOVERNMENTAL LEGISLATION, REGULATIONS AND ORDERS     15
     IX.    FORCE MAJEURE                                              15
      X.    EMPLOYEE INTEREST                                          16
     XI.    WAIVER                                                     17
    XII.    NOTICES                                                    17
   XIII.    GOVERNING LAW                                              18
    XIV.    FINALITY                                                   18
     XV.    TITLES                                                     18
    XVI.    INTERPRETATION                                             19
   XVII.    AGREEMENT FOR BENEFIT OF PARTIES ONLY                      19
  XVIII.    ASSIGNMENT - TERMINATION                                   19
    XIX.    COUNTERPARTS                                               20
     XX.    REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES             20




ATTACHMENT I:     ROSETON DOCK AND HUDSON RIVER LIMITATIONS

            This Agreement, made and entered into as of the 1ST day of November, 1998 by and between Central Hudson Gas & Electric Corporation (hereinafter referred to as "Buyer"), with its principal office at 284 South Avenue, Poughkeepsie, New York 12601-4879, a New York corporation, and Glencore Ltd. (hereinafter referred to as "Seller"), with its principal office at Three Stamford Plaza, 301 Tresser Boulevard, Stamford, CT 06901.


                                  WITNESSETH

            WHEREAS, Seller has mining facilities known as the Caesar Mine ("Operations"), the Operations are located on lands in Colombia, South America and which Operations (except as hereinafter provided) are the source of coal to be sold and purchased hereunder and Seller also has a port facility known as Prodeco from which the herein referenced coal will be shipped; and,

            WHEREAS, Buyer is a consumer of coal and desires to purchase coal from Seller;and,

            WHEREAS, the parties hereto wish to enter into a coal supply agreement based on the terms and conditions hereof.

            NOW THEREFORE, the parties hereto for good and valuable mutual consideration, and intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                               TERM OF AGREEMENT

            The term of this Agreement shall be for a period commencing 1 January 1999 and continuing until midnight, 31 December 2001, unless sooner terminated as provided for herein.

            In recognition of the pending Auction of the Danskammer Generating Station, and to provide the new owner with maximum flexibility, Seller agrees to forgo deliveries under this Agreement in contract year 2001 upon six months advance notice from the New Owners.

                                  ARTICLE II
                                  DELIVERIES

            Section 1. Quantities/Delivery Schedule: Except as provided for below, the annual quantity of coal sold and purchased hereunder shall be four
(4) Firm cargoes of 30,000 Metric Tons (+ or - 10%) each plus two (2) Option cargoes of 30,000 Metric Tons (+ or - 10%) each. Delivery of all cargoes shall be made by ocean-going vessel during ten (10) day lay day periods scheduled by Buyer at least forty five (45) days prior to the start of the ten (10) day lay day period. Delivery of the Option cargoes shall be subject to; (1) Buyer's need for additional coal and (2) Seller's acceptance of revised pricing equal to the lower of quoted spot coal for the delivery calendar quarter, other fuel that can be used in the Danskammer coal-burning units or the equivalent cost of purchased energy. Every third cargo (#3 & #6) shall be an Option cargo. Buyer shall provide pricing for the Option cargoes when scheduling same and Seller shall have ten (10) calendar days thereafter to indicate acceptance of the Option cargo pricing. Option cargoes will be priced at the Base Price as specified herein if Buyer fails to quote an Option Cargo price.

      For water-borne deliveries, the Buyer will provide to Seller the ten (10) day delivery window (Buyer's Dock) for the Vessel. Ten (10) days prior to the scheduled arrival, the vessel's ETA will be reduced to a five (5) day window by the Seller. Seller's maximum obligation under this

Agreement is six (6) cargoes however Seller is not obligated to load more than one (1) cargo in a calendar month. In addition, Seller may offer any passed Option cargoes during the remainder of the Contract Term at a mutually agreeable time and price.

            Buyer will be scheduling and receiving other deliveries of coal and oil during the Contract Term. The Roseton Dock which is used for both oil and coal deliveries can handle only one vessel at a time. Therefore, if Seller's vessel arrives outside of its five (5) day delivery window and within the time frame of another scheduled fuel delivery, Seller will hold Buyer harmless as to any and all demurrage charges associated with either delivery.

            Section 2. Passage of Title: The coal sold and delivered solely by water to Buyer hereunder is CIFFO Roseton Dock (Incoterms 1990) and, title to and risk of loss of the coal supplied hereunder shall pass to Buyer as coal passes from the vessel's conveyor into the receival hopper at the Roseton Dock.

            Section 3. Initial Quality Notification: The Parties recognize the Buyer's need to know the quality of the coal prior to receipt of the shipment at the Danskammer Plant. Two (2) days prior to loading, the Seller shall submit in writing a loading plan which lists the source of the coal inventories at the load facility, the average (or projected) quality of each pile, and the quantity of each pile to be loaded. The loading plan should include a brief description of the method to be used to blend the coals into a homogenous mixture prior to loading. The Buyer or Buyer's Agent shall have access to the Seller's facilities to inspect the coal inventory and loading equipment and shall have the option of collecting and analyzing samples of the individual piles prior to loading. The coal blend shall be sampled in 5,000-ton sub-lots as it is loaded and analyzed expeditiously by a mutually agreed upon independent coal testing laboratory. The Seller shall notify the Buyer by telephone, telegram, or TWX of the average "as received" analytical results of the shipment within 48 hours of the load date. The additional results (AFT, HGI, Ultimate Analysis and Ash Analysis) of the composite sample shall be reported within 72 hours.

            Section 4. Shipping Notice: For each shipment of coal hereunder, Seller shall promptly mail or courier to Buyer's Danskammer Plant and to the Roseton Administrative Offices, Central Hudson Gas & Electric Corporation, 992 River Road, Newburgh, New York 12550, a shipping notice showing weight, type of car and number of each railway car contained in the shipment, shipping date and origin mine; or in the case of water-borne deliveries the B/L date, total B/L weights, name of Vessel and ETA Roseton Dock.

            Section 5. Delivery by Water Only: Coal delivered under this Agreement by Seller is done so CIFFO the Roseton Dock. Prices quoted by Buyer and accepted by Seller include all transportation components. Coal deliveries to the Roseton Dock can only be made in Belt Self Unloading Vessels that meet the Roseton Dock and Hudson River limitations as described in Attachment I herein. However, Seller and its Agents are responsible for the safe passage of Vessels under their control in all waters and any limitations thereon, whether or not they are included in Attachment I.

            Buyer will provide a safe berth, free of wharfage or dockage charges, to which Vessels may proceed and from which they may depart, and where they may always lie safely afloat. With assistance as necessary from Buyer's dockside personnel (Buyer will provide shore- side labor for line handling during docking/undocking procedures), it shall be the responsibility of Seller to secure the Vessel to Buyer's berth prior to such discharging of coal.

            Section 6. Importer of Record: For imported coal, Seller will act as importer of record on behalf of Buyer. Usual and customary costs incurred in clearing cargo will be reimbursed by Buyer to Seller as per a statement from the Customs broker.

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.


            Section 7. Vessels can be berthed/deberthed any time during the day or night and docking/undocking will only be constrained through directions given by the docking/undocking pilot if such a pilot is required.

            If upon arrival of the Vessel the discharge berth at Roseton Dock is open and ready to receive the Vessel for immediate docking, Seller's vessel will tender its notice of readiness to start discharging coal provided that the Vessel is in all respects ready to start discharging coal from its conveyor boom into Buyer's dockside hopper. Buyer will receive the coal from the tip of the Vessel's conveyor at an average minimum rate of X,XXX short tons/hour and a maximum rate not to exceed X,XXX short tons/hour. Buyer's belt scale results will be used as documentation of the Vessel's unloading rate. In addition, Seller will be responsible for demurrage charged by other vessels held out due to Seller's Vessel's inability to offload at an average minimum rate of X,XXX short tons per hour and/or by Seller's Vessel arrival outside of its five (5) day delivery window.

            Any delays experienced shore-side preventing the Vessel to achieve its X,XXX short tons/hour average minimum rate will count as laytime. Allowed laytime is defined as follows:

                  Cargo Size in Short Tons = allowed hours
                  ________________________

                   X,XXX Short Tons/Hour


            If upon arrival of the Vessel the discharge berth at Roseton Dock is not available for immediate docking, Seller's Vessel will tender its notice of readiness WIBON, WIFPON, WCCON from the closest practical safe anchorage and laytime will start counting provided the Vessel arrives within Seller's five (5) day delivery window and the Roseton Dock is occupied. Subsequent shifting time from anchorage to berth will not count as laytime.

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.


            Section 8. If Buyer's coal unloading system or equipment is damaged or forced to shut down as the result of receiving foreign or oversized material from the vessel, then the Seller shall be liable for any damage and/or delays associated with the unauthorized delivery of this extraneous material.

Demurrage at Discharge Berth
            If after completion of discharge Buyer has used more time to receive the entire cargo than allowed, Buyer will reimburse Seller for excess laytime used at the rate of USD $XX,XXX for each 24 hours, fractions pro rata.

            If after completion of discharge Seller has used more time to offload the entire cargo than allowed, Seller will reimburse Buyer for excess laytime used at the rate of USD $XX,XXX for each 24 hours, fractions pro rata.

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.


                                  ARTICLE III
                       SPECIFICATIONS & QUALITY & WEIGHT

            Section 1. Origin: The coal shall be from the Caesar (mine, seam, region) and shall meet the specifications herein. Coals from other sources shall not be shipped without prior written approval of Buyer.

            Section 2. As Received Quality Specifications: The quality of coal sold and purchased hereunder shall meet the following specifications:


                              Expected    Minimum      Maximum       ASTM Method
As Received:
     Moisture %                  X           --           XX           D 3173
     Volatiles %                XX           XX           XX           D 3175
     Fixed Carbon %             XX           XX           XX           D 3172
     Ash %                     X.X           --          X.X           D 3174
     BTU/LB                  XX,XXX        XX,XXX         --           D 3286

     Sulphur %                 X.XX         X.XX         X.XX        D 3177/4239
     SO2(LBS./MMBTU)           X.X           --           X.X         Calculated
     Grind (HGI)                XX           XX(1)        XX           D 409-85
     Ash Fusion (Reducing)
     (I.D., Deg. F)           X,XXX        X,XXX          --            D 1587
     Coal Fines:
      (A)  1/4" Round Hole      --           --           XX%           D 4749
      (B) 35 Mesh U.S. Standard --           --           XX%           D4749

(1) Subject to approval by Buyer.

THIS COAL SHALL BE FREE OF EXTRANEOUS MATERIAL AND SHALL HAVE A MAXIMUM TOP SIZE OF TWO INCHES.

(A) Coal defined as zero times one quarter inch round hole.

(B) Coal fines defined as zero by 0.5 mm (35 mesh U.S. Standard sieve or 32 mesh Tyler sieve).

            Section 3a. Buyer's Remedies Related to Quality Specifications: In lieu of any other remedies related to Seller's failure to meet the quality specifications provided for herein, except for the price adjustments for quality provided for in Article V herein, Buyer shall have the rights and remedies described in this Section 3 upon Seller's failure to deliver coal in accordance with the specifications set forth in Sections 2 and 3 of this Article III.

            Section 3b. Buyer's Right to Reject Individual Shipments: Buyer's ability to use the coal being dependent on the coal meeting the specifications set forth above, it is agreed that Buyer shall have the right to reject any and all shipments which fail to meet any of the individual shipment as received rejection limits shown below:

                     INDIVIDUAL SHIPMENT REJECTION LIMITS
                     ------------------------------------
      Sulphur (By Weight)                         0.7% Maximum
      Volatiles                                    30% Minimum
      Ash Fusion (I.D.)                        2,400 F Minimum (1)
      Grind (HGI)                                   43 Minimum
      Gross Calorific Value (BTU/LB)            12,300 Minimum
      SO2/Million BTU                         1.1 LBS. Maximum

      (1) Lower value subject to approval by Buyer.


            Seller shall pay all freight, diversion, demurrage, testing and other expenses in connection with any such rejected shipment, or shipments found by Seller to be nonconforming, unless such shipment is accepted by Buyer.
Furthermore, Seller certifies that it will not make any shipment shown by sampling and analyses (as provided in Article VI) to exceed the individual shipment rejection limits.

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.


            Section 4. Seller's Duty of Care: Seller shall, at all times exercise reasonable care and diligence in its efforts to ship to Buyer coal which conforms to the specifications set forth in above Section 2. Nothing in this Article III shall be construed to relieve Seller of its obligation to conduct its mining and operations in a competent manner, consistent with good industry practices, so as to produce coal which will meet the specifications set forth above.

                                  ARTICLE IV
                                    PAYMENT

            Section 1. Price: The Base Price of the Firm cargoes of coal sold hereunder in contract year 1999 is fixed at $XX.XX per short ton CIFFO Roseton Dock. Option Cargoes will be priced in accordance with ARTICLE II, Section 1.

            Section 2. On or before July 1st 1999 & 2000, Buyer and Seller will enter into negotiations to fix the Base Price for coal delivered hereunder for the ensuing year. Unless otherwise agreed, this Agreement will terminate on December 31st of the then current contract year if negotiations for the following year have not been completed by November 1st.

            Section 3. Submission of Analysis and Weight: In addition to Seller's notifications provided for in Article II, Section 3, Seller shall submit to Buyer the analytical data on said shipments from the Operations as obtained by the Independent Lab(s) for each shipment within five days after each shipment.

            For rail only deliveries, the Buyer shall submit to Seller the certified weights within five (5) working days after the certified weights become available.

            For rail/water deliveries, the Seller shall submit to Buyer the certified rail weights provided by the origin carrier within five (5) working days after the certified weights become available.

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.


            For water only deliveries, the weight of coal sold hereunder shall be determined by an Independent Marine Survey(s) of the Vessel at the Load Port or by Independent Marine Survey (s) at Buyer's Discharge Port if Seller's Vessel has multiple Discharge Ports. The Buyer, Seller or their Agents reserve the right to witness any or all Marine Surveys.

            Section 4. Invoice: Thereafter, an invoice for any adjustments for quality as hereinafter defined, and all coal shipped from the Operations based on weights determined in accordance with Article IV Section 2 will be submitted by the Seller to the Buyer. The coal shipped will be invoiced at the Price as defined in ARTICLE IV, Section 1.

     Section 5. Taxes: All taxes due on Vessel or cargo in Colombia are for Seller's account. All taxes due on cargo in U.S.A. upon transfer of title per Incoterms (1990) are for Buyer's account.

Section 6. Vessel Costs: All usual and customary Vessel costs, including but not limited to docking, are for the account of the Seller (i.e., pilots, tugs).

     Section 7. Payment: Buyer shall make payment to Seller within fifteen (15) calendar days from Bill of Lading Date. There shall be no discount for early payment.

            Payment shall be made by wire transfer as directed by Seller.


                                   ARTICLE V
                        ADJUSTMENT IN PRICE FOR QUALITY

            Section 1. BTU Value (Gross Calorific Value As Received Basis - BTU/LB): The Price to be paid to Seller by Buyer is based upon coal with XX,XXX BTU/LB heat content (BTU Value) for each net ton of coal in each shipment. The BTU Value of the coal sold hereunder may

CONFIDENTIAL INFORMATION REPRESENTED IN THIS FILING BY AN "X" HAS BEEN REDACTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

vary, and the Price for such coal shall be adjusted to compensate for variations in BTU Value, as described below.

            Section 2. Adjustment for BTU Value: If the BTU Value of the coal shipment is between XX,XXX BTU/LB and XX,XXX BTU/LB there will be no adjustment for BTU Value variation. If the BTU Value is less than XX,XXX BTU/LB or greater than XX,XXX BTU/LB, the Price for a shipment shall be adjusted, based upon variations from the XX,XXX BTU/LB BTU Value, as follows:

            [a] For a coal shipment with a BTU Value greater than XX,XXX BTU/LB, a premium shall be paid by Buyer to Seller at the rate of $X.XX per 100 BTU/LB, fractions pro rata;

            [b] For a coal shipment with a BTU Value less than XX,XXX BTU/LB but greater than XX,XXX BTU/LB, a penalty shall be deducted from the Price at the rate of $X.XX per 100 BTU/LB, fractions pro rata below XX,XXX BTU/LB.

            Section 3. Adjustments for Ash Value: The Price to be paid to Seller by Buyer is based upon coal with an ash content (Ash Value) of XXXXX percent (X%) by weight of the "as received" analysis of the coal. If the Ash Value is between X.X% and X.X% there will be no adjustment for Ash Value. If the Ash Value is less than X.X% then a premium of $.XXX per ton shall be paid to Seller for each X.X% Ash Value variation below X.X%. If the Ash Value is greater than X.X% but less than X% then a penalty of $.XXX per ton shall be deducted from the Price for each X.X% Ash Value variation in excess of X.X%. If the Ash Value is greater than X% but less than XX% then a penalty of $.XX per ton for each 0.1% of ash greater than X.X%.

            Section 4. Adjustment for Sulfur Value: If the Sulfur Value of the coal shipment is less than or equal to X.XX% there will be no adjustment for Sulfur Value variation. If the Sulfur Value is greater than X.XX% but less than X.XX% then a penalty of $X.XX per ton shall be deducted from the Price for each X.XX% Sulfur Value variation in excess of X.XX%.

                                  ARTICLE VI
                             SAMPLING AND ANALYSES

            Two recognized Independent Laboratories experienced in the sampling and analyzing of coal, shall be mutually agreed upon by Buyer and Seller as the Labs of Record. One of these laboratories shall be engaged by each Party to perform the sampling, sample preparation, and analysis of the coal shipped hereunder. The other laboratory at the option of either the Buyer or the Seller shall perform analyses of the prepared splits from the sublot and composite samples. At least one of the Labs of Record shall utilize the High Temperature Combustion Method with Infrared Absorption Detection Procedures (ASTM D4239 Method C) for determination of sulfur in samples of coal.

            During the loading of the rail cars, barges, or ship, sample increments shall be collected by the most reliable, practical and mutually agreeable procedures in accordance with either ASTM D2234 (manual) or D4702 (mechanical). The frequency and mass of the increments shall be in accordance with ASTM standards. For all water deliveries, the cargo shall be divided into 5,000 MT sublots. The preparation of each sublot sample shall yield the following four mesh sample splits: a) laboratory analyses, b) referee split and
c) Buyer's split. A 60 mesh split of the sublots shall be prepared for the second laboratory as well as an 8 mesh split of the composite sample. The Buyer or Buyer's Agent shall have access to witness all sampling, sample preparation, screen testing and sealing of samples. The Independent Lab shall provide upon request the splits of the sublot samples to the Buyer or Buyer's Agent and/or Seller as soon as the sample is prepared. The Labs of Record shall properly identify, seal, and retain the referee splits of each sublot sample for a period of 60 days so that the Buyer or Seller may analyze such samples. The Buyer's Agent will be permitted to place a suitable seal on Referee samples.

            The sublot samples shall be analyzed by the first Lab of Record for total moisture, ash, sulfur, volatile, and gross calorific value (BTU/LB). The initial sublot(s) shall be tested immediately and the results reported to Seller and Buyer/Buyer's Agent upon completion of testing. The second Lab of Record at the option of either the Seller or Buyer shall analyze the 60 mesh splits of the sublot samples for Dry
Basis: ash, volatile, sulfur, and gross calorific value. The sulfur determination shall be run in duplicate by both Labs of Record. The certified analysis shall be the weighted mathematical average for all sublot values for moisture, ash, volatile, sulfur, and calorific value. Should the weighted average of the sulfur values differ by more than 0.04% then the highest reported sulfur value shall be used to determine whether or not the shipment should be rejected.

            A physical composite sample of the sublot samples shall be prepared and analyzed by the first laboratory for grindability index (HGI), ash fusion temperature, mineral ash, and ultimate analyses. The cost of the laboratory services for such sampling and analyzing of the coal in each shipment shall be paid for by the Buyer and Seller, equally.

            If the Buyer or Seller should question the correctness of the analyses made by the Independent Lab, they may, within 30 days after the Vessel unloading, notify the other Party in writing to request that the Referee splits be analyzed by a third mutually agreeable Independent Laboratory. This notification should specify which analytical parameter or parameters are in dispute. The Independent Lab shall provide the Referee Lab with the properly identified sealed Referee sublot samples.

            The integrity of the moisture in reserve samples is the most difficult to preserve. Therefore, if the moisture value is in dispute, the governing result will be the higher of the averaged value reported by the Independent and Referee Laboratory. Other analytical parameters shall be determined on a 'dry basis' and corrected to the 'as received' basis using the governing moisture.

            The following are the acceptable tolerance for other test parameters: Ash +/- 0.3%; Sulphur +/- 0.03%; Volatile +/- 0.5%; Calorific Value +/- 100 BTU/LB Dry Basis; Ash Fusion Temperature I.D. +/- 75 Degrees F. and HGI
3. Should the results fall within these tolerances, the results of the Independent Lab will stand. Should the results fall outside the tolerance, then the
Referee analyses shall be the governing result.

            Should the grindability (HGI) result be in dispute, the Referee Lab will prepare the physical composite sample from the Referee sublot samples to perform the HGI test. If the HGI test result of the Referee laboratory is within tolerance (3), the original laboratory result will stand. If out of tolerance, the Referee results will be the governing analysis.

            The cost of this Referee analysis will be paid by the Party requesting the check analysis.

            Neither Party shall require the other Party to use equipment or procedures which exceed the requirements of ASTM.

                                  ARTICLE VII
                                CHANGES IN LAW

            Seller hereby certifies that it is in substantial compliance with the rules, practices and standards issued by any governmental agencies having jurisdiction with respect to applicable legislation, regulations, rules or mandates which were in effect as of 24 June 1998.

            Seller and Buyer recognize that this coal purchase is of limited duration and therefore agree that there shall be no adjustment in price as a result of enactment, modification, or revision of any federal, state or local legislation or regulations, rules or mandates issues pursuant thereto after such above date, which affects the bituminous coal industry with respect to the reclamation, conservation, environmental protection, mine safety, mine working conditions and

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practices,  ventilation,  health,  employee  retirement  programs,  occupational hazards, research and reclamation and conservation of mine areas, which increases or decreases Seller's cost of producing coal under this Agreement.


                                 ARTICLE VIII
            OTHER GOVERNMENTAL LEGISLATION, REGULATIONS AND ORDERS

            Section 1. Compliance with Law: Each Party shall use its best efforts to comply with the provisions of all applicable federal, state and other governmental laws and any applicable orders and/or regulations, or any amendments or supplements thereto, which have been, or may at any time be, issued by a governmental agency.


                                  ARTICLE IX
                                 FORCE MAJEURE

            No Party  shall be  subject  to  liability  to the  other  Party for failure to perform in conformity with this Agreement where such failure results from an event or occurrence beyond the control of the party affected thereby, whether foreseen, foreseeable or unforeseeable, which wholly or partially prevents the mining, preparation, loading or shipping of coal by Seller or the receiving, unloading or utilization of coal by Buyer. Such events shall include, by way of illustration but not by way of limitation, acts of God, war, insurrection, riots, nuclear disaster, strikes, labor disputes, labor and material shortages, fires, explosions, floods, river freezeups, breakdowns or damage to mines, plant equipment or facilities (including emergency outages of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), interruptions to transportation, railway car shortages, embargoes, orders or acts of civil or military authority, laws, regulations or administrative rulings.

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  The provisions of the above sentence shall not excuse a Party from  performing unless such Party shall give reasonable notice to the other Party and furnish reasonable information as to the cause of inability to perform and probable extent thereof within ten (10) calendar days after such cause occurs. Failure to give such notice and furnish such information within the time specified shall be deemed a waiver of all rights under this Article for such period of time during which notice was not given. No suspension or reduction by reasons of force majeure shall invalidate the remainder of this Agreement but, on the removal of the cause, shipments shall resume at the specified rate. During such periods when force majeure conditions result in a reduction in deliveries, Seller shall equitably prorate shipments among its customers. Nothing herein contained shall be construed as requiring Seller or Buyer to accede to any demands of labor, or labor unions, or suppliers, or other parties which Seller or Buyer considers unacceptable. Deficiencies in shipments so caused shall not be made up except by mutual consent.


                                   ARTICLE X
                               EMPLOYEE INTEREST

            Seller represents to Buyer that Seller has not given and will not give, directly or indirectly, anything of value to any employee or other representative of Central Hudson Gas & Electric Corporation with the view of securing this Agreement or obtaining favorable treatment with respect to the performance of this Agreement. If such representation is untrue, or becomes untrue, Buyer shall have the right to declare this Agreement null and void or to terminate it, to sue for damages and to take such other action as may be provided by law. If Seller obtains knowledge at any time that any such employee has a direct or indirect interest in Seller or its affiliates, (excluding routine purchases in the open market by such employee of securities issued by Seller or its parent corporations) it will immediately inform Buyer of such fact.

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                                  ARTICLE XI
                                    WAIVER

            The failure of any party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a future waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect for the term of this Agreement.


                                  ARTICLE XII
                                    NOTICES

            Notices and other communications provided for or required herein shall be given (effective, if written, when presented for delivery by postal authorities when sent by postage prepaid, certified mail) or by facsimile as follows:

            TO BUYER:

            CENTRAL HUDSON GAS & ELECTRIC CORPORATION
            284 SOUTH AVENUE
            POUGHKEEPSIE, NEW YORK  12601-4879

            ATTENTION:  MR. DONALD L. DU BOIS, JR.
                        DIRECTOR OF FUELS

            PHONE:      (914) 486-5844
            FAX:        (914) 486-5626



            TO SELLER:

            GLENCORE LTD.
            THREE STAMFORD PLAZA, 301 TRESSER BOULEVARD
            STAMFORD, CT 06901

            ATTENTION:  MR. GREGORY L. MARCUM

            PHONE:      (203) 328-3119
            FAX:        (203) 978-2630

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                                 ARTICLE XIII
                                 GOVERNING LAW

            This Agreement shall be construed, enforced and performed in accordance with the laws of the State of New York.

                                  ARTICLE XIV
                                   FINALITY

            This Agreement is intended as the final, complete and exclusive statement of the terms of the Agreement among the Parties. The Parties agree that parol or extrinsic evidence may not be used to vary or contradict the express terms of this Agreement. No waiver of any provision hereof shall be effective, unless set forth in a written instrument authorized and executed with the same formality as this Agreement.


                                  ARTICLE XV
                                    TITLES

            The titles of the articles and sections of this Agreement have been inserted as a matter of convenience for reference only.

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                                  ARTICLE XVI
                                INTERPRETATION

            No understandings, agreements or trade customs not expressly stated in or required to be applied in accordance with the terms of this Agreement shall be binding on the Parties in the interpretation or performance hereof unless such understandings, agreements or trade customs are reduced to writing and signed by the respective Parties.


                                 ARTICLE XVII
                     AGREEMENT FOR BENEFIT OF PARTIES ONLY

            Buyer agrees to indemnify, including reasonable attorneys fees, defend, and hold Producer/Seller harmless from any and all claims of any broker, consultant, finder or like agent with whom Buyer has dealt, or is alleged to have dealt, regarding this Agreement. Producer/Seller agrees to indemnify, including reasonable attorneys' fees, defend, and hold Buyer harmless against any and all claims of any broker, consultant, finder or like agent with whom Producer/Seller has dealt, or is alleged to have dealt regarding this Agreement.


                                 ARTICLE XVIII
                           ASSIGNMENT - TERMINATION

            All of the rights and obligations of this Agreement shall inure to and be binding upon the legal representatives, successors and permitted assigns of the Parties hereto. No assignment shall impose upon the non-assigning Party any obligation or burden in excess of those obligations or burdens as exist between the original Parties to this Agreement. This Agreement or any interest herein shall not be assigned without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

            Subject to the provisions of the Federal Bankruptcy Code, this Contract shall not be deemed an asset of either Seller or Buyer and, upon five
(5) days prior written notice, either such Party may terminate this Agreement without penalty at any time in the event the other such Party enters into any voluntary or involuntary receivership, bankruptcy, or insolvency proceedings in any applicable national jurisdiction.


                                  ARTICLE XIX
                                 COUNTERPARTS

            This Agreement is being executed in several counterparts, each of which is an original and all of which together constitute but one and the same Agreement.


                                  ARTICLE XX
                REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES

            Each party warrants and represents to the other that:

              (i) it has all requisite power, authority, licenses, permits, permissions, approvals and franchises, corporate or otherwise, to execute and deliver this Agreement and perform its obligations hereunder;

             (ii) its execution, delivery, and performance of this Agreement has been duly authorized by, or is in accordance with, its organic instruments, this Agreement has been duly executed and delivered for it by the signatories so authorized, and this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general and by general principles of equity;

            (iii) its execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected; and

             (iv) it has not received any notice, nor to the best of its knowledge is there pending or threatened any notice, of any violation of any applicable laws, ordinances, regulations, rules, decrees, awards, permits or orders which would materially adversely affect its ability to perform hereunder.


            IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed in its behalf by its proper officer thereunder duly authorized, all as of the day and year first above written.

BUYER:      CENTRAL HUDSON GAS & ELECTRIC CORPORATION

BY  /s/ Allan R. Page
_______________________________________

ITS  Executive Vice President - Energy Resources and Development


SELLER:     GLENCORE LTD.

BY   /s/ Gregory L. Marcum
_______________________________________

ITS Trader
_______________________________________

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                                                            Attachment I



Roseton Dock and Vessel Limitations:
-     LOA - 890 Feet Maximum
-     Beam - No Restriction
-     Water Depth in Berth - 36+ Feet MLW
      (Operational Draft 31 Feet MLW Channel at Haverstraw is Limiting)



Current List of Vessels which have Delivered Coal to Roseton:
-     Ambassador
-     Nelvana
-     Bernhard Oldendorff
-     Ballangen
-     Energy Enterprise















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